Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

GGT Whitehall Holdings, LLC,

a Delaware limited liability company,

and

WF Arrowood, LLC,

a Delaware limited liability company

April 2, 2014

i

ii

Section 8.10	Severability	16

Section 8.11	Headings	16

Section 8.12	Counterparts	16

Section 8.13	References	16

Section 8.14	Exhibits	16

Section 8.15	Attorneys’ Fees	16

Section 8.16	Waiver of Jury Trial	16

Section 8.17	Facsimile and PDF Signatures	16

EXHIBITS

A	Property

B	Form of Assignment and Assumption of Interest Agreement

C	Non-Foreign Status Affidavit

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the 2nd day of April 2014 (“Closing Date”), by and among WF Arrowood, LLC, a Delaware limited liability company (“Seller”) and GGT Whitehall Holdings, LLC, a Delaware limited liability company (“Purchaser”). Certain capitalized terms used herein are defined in Section 1.01.

RECITALS:

A. Purchaser and Seller are the sole members of GGT Whitehall Venture NC, LLC, a Delaware limited liability company (“Joint Venture”), in which Seller owns a 5% membership interest and Purchaser owns a 95% membership interest. Seller’s interest in the Joint Venture is referred to herein as “Seller’s Interest”.

B. The Joint Venture is governed by that certain Limited Liability Company Agreement of the Joint Venture, dated as of January 9, 2012 (collectively with all amendments thereto, the “Venture Agreement”).

C. The Joint Venture owns the fee simple interest in Class A rental apartment community known as “Whitehall Parc Apartments” (the “Project”) located at 8024 Whitehall Executive Drive, in Charlotte, Mecklenburg County, North Carolina.

D. The Joint Venture is managed by the Purchaser as the Managing Member (as defined in the Venture Agreement), who has delegated certain authority to the Seller as Operating Member (as defined in the Venture Agreement) to manage certain of the day-to-day business and affairs of the Joint Venture.

E. At Closing, Purchaser intends to purchase Seller’s Interest and Seller has agreed to sell Seller’s Interest to Purchaser pursuant to the terms and conditions set forth herein, and upon receipt of the Purchase Price, Seller has agreed to resign as Operating Member and withdraw from the Joint Venture pursuant to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

INTERPRETATION

Section 1.01 Defined Terms. As used herein, the following terms shall have the meanings indicated:

Affiliate: With respect to any specified Person that is not an individual, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.

Assignment and Assumption of Interest Agreement: Assignment and Assumption Agreement substantially in the form of Exhibit B.

Business Day: Any day, other than a Saturday, a Sunday or a day on which banks in New York City are required or authorized to close.

Charter Documents: (i) with respect to any Person which is a corporation, the certificate of incorporation and bylaws of such Person, (ii) with respect to any Person which is a limited liability company, the certificate of formation and operating or limited liability company agreement of such Person, and (iii) with respect to any Person which is a limited partnership, the certificate of limited partnership and partnership agreement of such Person.

Closing Date. As defined in the heading of this Agreement.

Code: The United States Internal Revenue Code of 1986, as amended.

Company Financing. Financing obtained by the Joint Venture, including any replacement of the Existing Financing.

Documents: This Agreement, the Assignment and Assumption of Interest Agreement and each other agreement, certificate or instrument delivered pursuant to this Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Existing Financing: The existing mortgage financing in the original principal amount of $22,275,000, obtained by the Joint Venture from Regions Bank, NA with respect to the Property.

GAAP: United States generally accepted accounting principles, consistently applied.

Governmental Entity: Any governmental authority, agency, commission, board or public authority.

Liabilities: Obligations or commitments of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, accrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any indebtedness or guaranty.

Licenses: All certificates, licenses, and permits issued by Governmental Entities in connection with the ownership, leasing, use, occupancy, operation, and maintenance of the Property.

Lien: Any mortgage, deed of trust, pledge, hypothecation, right of first refusal, security, voting trust agreement, encumbrance, option, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

Loss: With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, but excluding consequential damages.

Management Agreement. That certain Management Agreement dated as of July 2, 2012, by and among the Joint Venture, CNL Global Growth Sub-Managers, LLC and the Property Manager, as amended or supplemented to date, for the management of the Property.

Material Adverse Effect: Any change, event, development or effect that individually or in the aggregate has a material adverse effect on (a) the assets, financial condition or results of operations of the Joint Venture, the Project and the Property in the aggregate or (b) the ability of the parties to consummate the transactions contemplated by this Agreement.

Person: Any individual, partnership, corporation, limited liability company, trust or other legal entity.

Pre-Closing Tax Period. Any taxable period ending on or before the Closing Date and the portion, ending on the Closing Date, of any Straddle Period.

Property: The real property identified Exhibit A that is owned in fee simple by the Joint Venture and all buildings, structures, fixtures and other improvements located thereon, including all permits, easements, Licenses, rights-of-way, rights and related appurtenances.

Property Manager. GREP Southeast, LLC, a Delaware limited liability company.

Purchase Price: An amount equal to Five Million Five Hundred Thousand Dollars ($5,500,000).

Refinancing: An intended loan to the Joint Venture in the original principal amount of $28,215,000 from Prudential Affordable Mortgage Company, LLC, a Delaware limited liability company, such loan to be sold to the Federal Home Loan Mortgage Corporation under Freddie Mac’s Capital Markets Execution Program, and shall be secured by, among other things, a first priority mortgage on the Property.

Specially Designated National or Blocked Person: (i) A person or entity designated by the U.S. Department of the Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (iii) a person or entity otherwise identified by Governmental Entity or legal authority as a person with whom a United States Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development or operation of any of the Project and excluding special assessments.

Tax Returns. Any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Title Company: Chicago Title Insurance Company.

United States Person: (i) Any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any business entity, wheresoever organized or doing business, which is owned or controlled by an individual or business entity specified in (i) or (iii) above.

Section 1.02 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or sections indicated below:

Agreement	Preamble
Closing	Section 6.01(a)
Closing Statement	Section 6.01(a)(iv)
Indemnified Party	Section 7.03(a)
Indemnifying Party	Section 7.03(a)
Joint Venture	Recital A
Purchaser	Preamble
Seller	Preamble
Seller Parent	Section 7.02
Seller’s Interest	Recital A
Straddle Period	Section 5.01
Survival Period	Section 7.02
Venture Agreement	Recital B

Article II.

AGREEMENT TO SELL AND PURCHASE SELLER’S INTEREST

Section 2.01 Sale and Purchase of Seller’s Interest. Upon and subject to the terms and conditions provided herein, in consideration of the payment of the Purchase Price to Seller, Seller hereby agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, Seller’s Interest.

Section 2.02 Distribution of Certain Cash. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that Seller shall be entitled to receive a final distribution of Operating Cash Flow (as defined in the Venture Agreement) for any period prior to Closing for which the Joint Venture did not previously make such distribution to Seller. To the extent reasonably possible, Seller and Purchaser shall cause the Joint Venture to make such final distribution of Operating Cash Flow to Seller on the Closing Date; provided, however, if it is not reasonably possible to calculate or distribute such Operating Cash Flow to Seller on the Closing Date, Purchaser shall cause the Joint Venture to make such final distribution to Seller after Closing as soon as reasonably possible after the Closing Date (in no event later than thirty (30) days after the Closing Date). Purchaser’s obligation to cause the Company to make such final distribution to Seller shall survive Closing. All provisions of the Venture Agreement allocating profits, losses, gains, deductions and credits for tax purposes shall remain in effect until the Closing Date. Payment of distributions will be subject to applicable state tax withholding unless Seller has executed and delivered to Purchaser a Form NC-NPA (39) at or prior to Closing.

Article III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 3.01 Organization, Good Standing and Entity Authority. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite limited liability company power to own and operate its properties and carry on its business.

Section 3.02 Authorization and Binding Effect of Documents. Purchaser has all requisite power and authority to enter into this Agreement and shall have all requisite power and authority to enter into the other Documents to which Purchaser is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, on the terms and subject to the conditions herein, has been duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and each of the other Documents to which Purchaser is to be a party will be, duly executed and delivered by Purchaser at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Purchaser is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 3.03 Absence of Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the other Documents to which Purchaser is to be a party, and consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate of formation or limited liability company agreement of Purchaser, any law, regulation, judgment, rule, order or decree to which Purchaser is subject, or any indenture.

Section 3.04 Consents. Except for such reports and filings that an Affiliate of Purchaser may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by Purchaser of this Agreement and the other Documents to which Purchaser is to be a party do not require any order, permission, consent, approval, authorization, registration or validation of, or exemption, clearance or other action by, or notice or declaration to, or filing with, any Governmental Entity or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect.

Section 3.05 Broker’s or Finder’s Fees. No agent, broker, investment banker or other Person acting on behalf of or under the authority of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with the transactions contemplated by this Agreement.

Section 3.06 No Insolvency. Purchaser has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets or otherwise taken advantage of any bankruptcy or insolvency laws.

Article IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 4.01 Organization and Good Standing and Entity Authorization. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.02 Authorization and Binding Effect of Documents. Seller has all requisite limited liability company power and authority to enter into this Agreement, and the other Documents to which it is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, on the terms and subject to the conditions herein, have been duly authorized by all necessary action on the part of Seller and Seller’s equity holders. This Agreement has been, and each of the other Documents to which Seller is to be a party will be, duly executed and delivered by Seller at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Seller is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 4.03 Absence of Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Documents to which Seller is to be a party, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate of formation or limited liability company agreement of Seller, any law, regulation, rule, judgment, order or decree to which Seller is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller is bound or affected (other than any Company Financing).

Section 4.04 Consents. The execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance, order, permission, license, registration or validation of, or exemption by, or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect (other than any Company Financing).

Section 4.05 Broker’s or Finder’s Fees. No agent, broker, investment banker, or other Person acting on behalf of or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Purchaser in connection with the transactions contemplated by this Agreement.

Section 4.06 ERISA.

(a) Seller is not an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing.

(b) Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA and Seller is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans that would be violated by the transactions contemplated by this Agreement.

Section 4.07 No Judgments. To Seller’s knowledge, (a) there is no suit, action, proceeding, investigation, complaint or claim commenced, pending or threatened against the Seller or the Joint Venture (including, without limitation, any pending or threatened litigation against the Property Manager with respect to the Property, or the Members of the Joint Venture, either in their capacity as Members or as Managing Member or Operating Member (as such terms are defined in the Venture Agreement), as applicable, nor is there any basis for any such suit, action, proceeding, investigation, complaint or claim, and (b) there are no judgments presently outstanding and unsatisfied directly against Seller or the Joint Venture and such entities are not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a material adverse effect on (i) the assets, financial condition or results of operations of the Joint Venture, the Project and the Property in the aggregate or (ii) the ability of the parties to consummate the transactions contemplated by this Agreement, and which is not fully covered by insurance. The foregoing representations and warranties set forth in this Section 4.07 shall not apply to any collection or eviction action with respect to tenants of the Project in the ordinary course of business.

Section 4.08 No Insolvency. Seller has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, or had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets or otherwise taken advantage of any bankruptcy or insolvency laws.

Section 4.09 FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the regulations issued thereunder.

Section 4.10 Specially Designated National or Blocked Person. Based solely on publicly-available information or as otherwise disclosed to Seller, neither Seller, nor any of its shareholders, directors or officers is a Specially Designated National or Blocked Person. Neither Seller nor any of its shareholders is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Seller nor any of its shareholders, directors or officers is acting on behalf of a government of any country that is subject to such an embargo.

Section 4.11 Ownership of Seller’s Interest. Seller is the sole legal owner of the Interest. The Interest is free and clear of all Liens encumbering the Interest, and Seller has good and marketable title to the Interest (subject to applicable securities laws). There is no restriction or limitation on Seller’s right to sell the Interest as contemplated by this Agreement, except as set forth in the Venture Agreement, for the consummation by Seller of the transactions contemplated by this Agreement. At Closing, Seller will transfer to Purchaser the Interest, free and clear of all Liens.

Section 4.12 Adverse Actions. Seller has not taken any actions that could give rise to a Lien on the Property or any of the assets or property owned by the Joint Venture. Seller is not in default of its obligations as Operating Member or Member under the terms of the Venture Agreement in any material respect.

Section 4.13 Undisclosed Liabilities. To Seller’s knowledge, the Joint Venture has no material Liabilities required by GAAP to be disclosed on a balance sheet, except those Liabilities incurred in the ordinary course of business, those Liabilities that have been disclosed to Purchaser or that Purchaser has knowledge of, or those Liabilities that are set forth on the most recent financial statements of the Joint Venture.

Section 4.14 Management Agreement. To Seller’s knowledge, there has been no default or breach by the Property Manager under the terms of the Management Agreement, including any fraud, whether or not material, involving or that has involved management of the Project.

As used in this Agreement, the phrase “to Seller’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed or implied) knowledge of Gregory D. Bonifield.

Article V.

CERTAIN TAX MATTERS

Section 5.01 Treatment of Certain Taxable Periods. Seller shall be responsible for payment of Seller’s share of any federal or state Taxes, as determined under the terms of the Venture Agreement as in effect immediately prior to the Closing, for the Pre-Closing Tax Period. For purposes of this Agreement, in the case of any taxable period of the Joint Ventures that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any federal or state income Taxes based on or measured by income or receipts of the Joint Venture for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other such Taxes of the Joint Venture for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such income Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 5.02 Tax Returns.

(a) The Purchaser will cause to be prepared and cause to be filed any income Tax Returns of the Joint Venture for taxable periods ending on or before the Closing Date and all other income Tax Returns of the Joint Venture which are filed after the Closing Date. Seller agrees that it will be allocated liability for federal and state income Taxes due with respect to taxable periods ending on or before the Closing Date and the amount of any federal and state income Taxes allocable to the Pre-Closing Tax Period under Section 5.01 with respect to a Straddle Period Tax Return as provided in the Venture Agreement as in effect immediately prior to the Closing.

(b) All income Tax sharing agreements or similar agreements with respect to or involving the Joint Venture and Purchaser and Seller shall be terminated as of the Closing Date and, after the Closing Date, the Joint Venture shall not be bound thereby or have any liability thereunder.

(c) After the Closing, Purchaser shall inform Seller within thirty (30) days of its or the Joint Venture’s receipt of any notice of any federal or state income Tax audit, assessment, adjustment, examination or proceeding (“Tax Contest”) relating in whole or in part to federal or state income Taxes for which Seller may have liability; provided, however, that the failure of Purchaser to provide such notice shall not affect Seller’s liability as to such Taxes except to the extent, and only to the extent, Seller is materially prejudiced. Seller shall have the right to participate in any such Tax Contest at its own expense, shall be entitled to control the disposition of any issue in any such Tax Contest that relates solely to Seller’s Tax liability and that does not affect the potential liability of Purchaser, and shall be entitled to jointly control with Purchaser and the Joint Venture the defense and disposition of any issue in any such Tax Contest that relates to any such Tax liability of Seller. Purchaser shall control at its own expense and shall have the right to employ counsel of its choice for any other Tax Contests. With respect to a Tax Contest in which Seller is entitled to participate, Seller shall not settle any such Tax Contest without the prior consent of Purchaser (which consent may not be unreasonably withheld). The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other Party (including indemnity obligations hereunder).

(d) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Joint Venture on the one hand, and Seller on the other, agree (a) to retain for a period of four (4) years following the Closing Date, all books and records with respect to federal and state income Tax matters pertinent to the Joint Venture relating to any taxable periods, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, Purchaser, the Joint Venture or Seller, as the case may be, shall allow the requesting party to take possession of such books and records. The parties hereto agree, upon request, to use reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.

Article VI.

CLOSING

Section 6.01 Delivery of Documents at Closing.

(a) At the closing of Purchaser’s acquisition of Seller’s Interest (the “Closing”), Seller shall:

(i) Execute and deliver to Purchaser (or its designee) the Assignment and Assumption of Interest Agreement, which shall constitute Seller’s relinquishment of Seller’s Interest in the Joint Venture, and any share certificate(s) representing Seller’s Interest, duly endorsed for transfer or accompanied by one or more stock powers.

(ii) Provide to Purchaser (A) a copy of the Charter Documents of Seller certified by a duly authorized manager or officer of Seller and (B) such other evidence of the power and authority of Seller to consummate the transactions described in this Agreement as Purchaser may reasonably require.

(iii) Execute, cause to be acknowledged as appropriate and deliver to Purchaser such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement and that are consistent with this Agreement (and do not impose any additional Liabilities on Seller beyond what is contemplated by this Agreement).

(iv) Execute, cause to be acknowledged as appropriate and deliver to Purchaser a closing statement or memorandum in a form reasonably acceptable to Purchaser and Seller (the “Closing Statement”).

(v) Execute, cause to be acknowledged and deliver to Purchaser one or more non-foreign status affidavits in the form of Exhibit C, as required by Section 1445 of the Code, if required by the lender in connection with the closing of the Refinancing.

(vi) Execute, cause to be acknowledged and deliver to the Title Company any non-imputation and other customary closing affidavits, certificates and agreements as the Title Company may require to issue any title policies, updates or endorsements in connection with closing of the Refinancing.

(vii) Execute or cause to be executed, and cause to be acknowledged and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms reasonably requested by Purchaser in connection with the transfer of Seller’s Interest to Purchaser (or its designee) as contemplated hereunder.

(b) At the Closing, Purchaser shall:

(i) Pay the Purchase Price by wire transfer of immediately available funds to an account designated by Seller and the other closing costs to be borne by Purchaser hereunder.

(ii) Execute and deliver to Seller the Assignment and Assumption of Interest Agreement.

(iii) Cause each lender under any Company Financing to deliver a release of Seller and/or its Affiliates from any and all liability, direct or contingent, for which Seller and/or its Affiliates are or may be personally liable.

(iv) Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement and that are consistent with this Agreement (and do not impose any additional Liabilities on Purchaser beyond what is contemplated by this Agreement).

(v) Execute, and cause to be acknowledged, as appropriate, and deliver the Closing Statement.

(vi) Execute, cause to be acknowledged and deliver to the Title Company any non-imputation and other customary closing affidavits, certificates and agreements as the Title Company may require to issue any title policies, updates or endorsements in connection with closing of the Refinancing.

(vii) Execute, and cause to be notarized and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Purchaser (as the case may be), in connection with the transfer of Seller’s Interest to Purchaser (or its designee).

Section 6.02 Closing Costs.

(a) Except as otherwise specifically provided in this Agreement, Purchaser and Seller shall each, as appropriate, pay the fees and expenses of their own attorneys, accountants, financial advisors, investment bankers and employees.

(b) Any transfer taxes, fees or similar charges incurred as a result of the transactions contemplated by this Agreement shall be paid by the party customarily responsible for the payment of such taxes, fees and charges in the applicable jurisdiction.

Article VII.

INDEMNITY;

Section 7.01 Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller and its respective members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Purchaser of any of its representations, warranties, covenants or agreements in this Agreement or any other Document to which it is a party; provided, however, that all claims for indemnification under this Section 7.01 must be set forth in reasonable detail in a written notice received by Purchaser during the Survival Period (as defined below) and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of the Survival Period.

Section 7.02 Indemnification by Seller. Each of Seller and Woodfield Investment Company, LLC, a Delaware limited liability company (“Seller Parent”) shall jointly and severally indemnify, defend, and hold harmless Purchaser and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document to which it is a party; provided, however, that all claims for indemnification under this Section 7.02 must be set forth in reasonable detail in a written notice received by Seller and/or Seller Parent not later than the date that is twelve (12) months following the Closing Date (the “Survival Period”) and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of the Survival Period.]

Section 7.03 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 7.01 and 7.02, the following procedure shall apply:

(a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled prompt indemnification from the Indemnifying Party in accordance with this Article.

(d) Failure or delay by an Indemnified Party to give prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay or if the Indemnified Party fails to deliver written notice of such claim prior to the expiration of the Survival Period.

Section 7.04 Exclusive Remedies. The rights and remedies set forth in this Article VII shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any other Document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Article VIII.

MISCELLANEOUS

Section 8.01 Further Actions. From time to time before, at and after the Closing, each party will execute and deliver such documents as reasonably requested by any other party in order more effectively to consummate the transactions contemplated hereby, provided that such documents do not impose additional Liabilities on such party.

Section 8.02 Consents under Venture Agreement. Seller and Purchaser acknowledge that the transactions contemplated hereunder may require the consent of Seller and Purchaser in accordance with the terms of the Venture Agreement, and the execution and delivery by Seller of this Agreement shall evidence any such required consent of Seller and Purchaser.

Section 8.03 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, or by electronic mail or facsimile (provided that an additional copy is delivered by one of the foregoing methods), addressed as follows:

(a)	If to Seller, to:

WF Arrowood, LLC
3328 Landerwood Drive
Charlotte, North Carolina 28210
Attn.: Chad M. Hagler
Facsimile No: 704-837-7514
Email Address: chagler@woodfieldinvestments.com

with a copy to:

K&L Gates, LLP
214 North Tryon Street
Hearst Tower, 47th Floor
Charlotte, North Carolina 28202
Attn: David L. Jones, Esq.
Facsimile No.: 704-3331-7481
Email Address: david.jones@klgates.com

(b)	If to Purchaser, to:

GGT Whitehall Holdings, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attn.: Rosemary Q. Mills
Facsimile No: 407-264-8953
Email Address: Rosemary.Mills@cnl.com
Attn: Scott Hall
Facsimile No: 407-264-8953
Email Address: Scott.Hall@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attn.: Peter E. Reinert, Esq.
Facsimile No: 407-843-4444
Email Address: peter.reinert@lowndes-law.com

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the fifth Business Day following the date so mailed, (ii) if delivered by courier, on the date received and (iii) if sent by electronic mail or facsimile, on the date transmitted if during normal business hours of the recipient, and otherwise on the next Business Day of the recipient.

Section 8.04 Entire Agreement. This Agreement, the Exhibits and the other Documents contain the entire understanding among the parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the parties hereto. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties with respect to the subject matter hereof other than as set forth in this Agreement and the Exhibits and other Documents.

Section 8.05 Not Construed Against Drafter. This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 8.06 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided that Purchaser may assign all of its respective rights under this Agreement to an Affiliate.

Section 8.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

Section 8.09 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

Section 8.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

Section 8.11 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 8.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

Section 8.13 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

Section 8.14 Exhibits. Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit (other than Exhibits that are to be separately executed and delivered as Documents) is hereby incorporated by reference and made a part hereof as if fully set forth herein.

Section 8.15 Attorneys’ Fees. In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a Person asserting a claim, such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, such Person is successful in denying substantially all of the relief sought.

Section 8.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, SELLER’S INTEREST, THE FACILITIES OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 8.17 Facsimile and PDF Signatures. Signatures to this Agreement transmitted by facsimile or by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own facsimile signature or signature transmitted by electronic mail in PDF format and shall accept the facsimile signature or signature transmitted by electronic mail in PDF format of each other party to this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGES]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

SELLER

WF Arrowood, LLC, LLC, a Delaware limited liability company

By:	/s/ Chad M. Hagler
Name:	Chad M. Hagler
Title:	Manager

Signature Page to Purchase and Sale Agreement- GGT Whitehall Holdings, LLC and WF Arrowood, LLC

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

PURCHASER

GGT Whitehall Holdings, LLC, a Delaware limited liability company

By:	/s/ Scott C. Hall
Name:	Scott C. Hall
Title:	Vice President

Signature Page to Purchase and Sale Agreement- GGT Whitehall Holdings, LLC and WF Arrowood, LLC

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

SELLER PARENT

Executed solely for the purpose of acknowledging and agreeing to the indemnity by the undersigned set forth in Section 7.02

WOODFIELD INVESTMENT COMPANY, LLC, a Delaware limited liability company

By:	/s/ Todd H. Jacobus
Name:	Todd H. Jacobus
Title:	Manager

Signature Page to Purchase and Sale Agreement- GGT Whitehall Holdings, LLC and WF Arrowood, LLC

Exhibit A

Property

Omitted as not necessary to an understanding of the Agreement.

Exhibit B

Form of Assignment and Assumption of Interest Agreement

Omitted as not necessary to an understanding of the Agreement.

Exhibit C

Non-Foreign Status Affidavit

Omitted as not necessary to an understanding of the Agreement.